UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 25, 2006

Marsh & McLennan Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-5998	36-2668272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 345-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 25, 2006, Marsh & McLennan Companies, Inc. (“MMC”) announced the appointment of M. Michele Burns as chairman and chief executive officer of MMC’s subsidiary Mercer Human Resource Consulting LLC. Accordingly, Ms. Burns has resigned as MMC’s chief financial officer. MMC further announced the appointment of Matthew B. Bartley, who has served as MMC’s treasurer since 2001, to succeed Ms. Burns as MMC’s chief financial officer.

Ms. Burns’ appointment and resignation, and Mr. Bartley’s appointment, are effective September 25, 2006.

Amendment to Employment Agreement between MMC and Ms. Burns

In connection with Ms. Burns’ change in position, MMC and she have entered into an Amendment (the “Amendment”), dated as of September 25, 2006, to the Employment Agreement (the “Burns Agreement”), dated December 19, 2005 and effective as of March 1, 2006, between MMC and Ms. Burns.

The Amendment modifies the Burns Agreement to reflect Ms. Burns’ change in position, but does not alter the compensation-related elements of the Burns Agreement. MMC included a copy of the Burns Agreement as Exhibit 10.1 to a Current Report on Form 8-K filed December 22, 2005.

Employment Agreement between MMC and Mr. Bartley

In connection with Mr. Bartley’s appointment as MMC’s chief financial officer, MMC and he intend to execute an Employment Agreement (the “Bartley Agreement”) with effect from September 25, 2006.

It is expected that the Bartley Agreement will have an initial term of three years and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the agreement. If MMC provides a notice of non-renewal of the term of the Bartley Agreement before Mr. Bartley attains age 62, then, upon Mr. Bartley’s subsequent termination of employment (other than termination by MMC for cause, as defined in the Bartley Agreement), MMC will pay Mr. Bartley a lump-sum payment equal to his annual base salary.

It is expected that the Bartley Agreement will provide for an annual base salary of $650,000 and an annual bonus opportunity with a range of one- to two-times annual base salary. Mr. Bartley will be eligible to participate in MMC’s long-term incentive compensation plans applicable to senior executive officers, under which he will be eligible for an annual grant comprised of a mix of long-term equity incentive compensation awards with a combined grant-date target value of between one- and two-times his annual base salary. Upon execution of the Bartley Agreement, MMC will grant Mr. Bartley an incentive award of restricted stock units with a grant date value of $650,000 that will vest three years from the effective date of the Bartley Agreement.

The Bartley Agreement is further expected to provide that if Mr. Bartley's employment is terminated for any reason, he will receive (i) previously earned but unpaid base salary and bonus and (ii) any payments, benefits or entitlements pursuant to any applicable plans or programs of, or other agreements with, MMC. If his employment is terminated by MMC other than for cause (as defined in the Bartley Agreement) or if he resigns for good reason (as defined in the Bartley Agreement), Mr. Bartley would also be entitled to: (i) a lump sum payment equal to two-times the sum of his then current annual base salary and his average annual bonus as chief financial officer over the previous three years (or such shorter period that he has served as chief financial officer); (ii) a prorated annual bonus for the year of termination of employment (which, if such termination occurs before the payment of the 2006 bonus, shall be no less than 100% of his base salary); and (iii) vesting of his equity awards. If such termination occurs in connection with a Change of Control (as defined in the Bartley Agreement), the prorated annual bonus pursuant to clause (ii) shall be based on the greater of Mr. Bartley’s target bonus and his average bonus over the last three years (or such shorter period that he has served as chief financial officer).

Under the Bartley Agreement, payments by MMC to Mr. Bartley in connection with termination of his employment would generally be conditioned upon his delivery of a general release of claims against MMC. Mr. Bartley would be subject to certain non-competition and non-solicitation restrictions for twelve months following termination of his employment.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors;

Appointment of Principal Officers

(b)	Departure of Principal Officer

As indicated in Item 1.01 above, incorporated herein by reference, M. Michele Burns has resigned as MMC’s chief financial officer effective September 25, 2006.

(c)	Appointment of Principal Officer

As indicated in Item 1.01 above, incorporated herein by reference, Matthew B. Bartley has become the chief financial officer of MMC effective September 25, 2006. See Item 1.01 for a description of the related employment agreement expected to be entered into between MMC and Mr. Bartley.

Mr. Bartley, age 49, joined MMC as its vice president and treasurer in April 2001. In that role, his responsibilities have encompassed strategic corporate finance, credit rating agency relationships, cash management and fiduciary investments, pension funding and investments, and risk management and business continuity planning. Before joining MMC, Mr. Bartley served for over two years as vice president-tax at Engelhard Corporation, a multinational specialty chemicals and precious metals company, with responsibility for tax and transaction planning, execution and reporting. Prior to that role, Mr. Bartley served for nearly 10 years in senior international treasury and tax positions at PepsiCo, Inc., where he was responsible for global strategic transaction planning and execution across international operating businesses. He began his career as a tax attorney at the law firm of Morgan, Lewis & Bockius LLP.

A copy of MMC’s press release, dated September 25, 2006, with respect to the above matters is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release issued by Marsh & McLennan Companies, Inc. on September 25, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Luciana Fato

Name:	Luciana Fato
Title:	Deputy General Counsel-Corporate & Corporate Secretary

Date:	September 28, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press release issued by Marsh & McLennan Companies, Inc. on September 25, 2006